Exhibit 16.1

March 31, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Aviza Technology, Inc.’s Form 8-K dated March 31, 2008 and have the following comments:

1.              We agree with the statements made in Item 4.01(a).

2.              We have no basis on which to agree or disagree with statements made in Item 4.01(b).

Yours truly,

/s/ Deloitte & Touche LLP